Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

S-3

Atlantic International Corp.

Table 1: Newly Registered and Carry Forward Securities

Line Item Type	Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities
Fees to be Paid	Equity	Common Stock	(1)	457(a)	12,516,070	$4.24	$53,068,137.00	0.0001381	$7,328.71

Total Offering Amounts:							$53,068,137.00		7,328.71
Total Fees Previously Paid:
Total Fee Offsets:									0.00
Net Fee Due:									$7,328.71

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Offering Note(s)

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the shares being registered hereunder include such indeterminate number of shares of Common Stock as may be issuable with respect to the shares being registered hereunder as a result of stock splits, stock dividends, or similar transactions.

Calculated pursuant to Rule 457(c) under the Securities Act upon the basis of the average of the high and low prices of the shares of Common Stock of the Company as reported on the Nasdaq Capital Market as of March 16, 2026.